EXHIBIT 99.1

Republic Completes Most Successful Quarter in Company History as

Net Income Surpasses $25 Million, an Increase of 16% Over the First Quarter 2008

April 22, 2009

Contact: Kevin Sipes

Executive Vice President and Chief Financial Officer

(502) 560-8628

Republic Bancorp is pleased to report net income of $25.8 million for the first quarter of 2009, a $3.6 million, or 16%, increase over the first quarter of 2008. Diluted Earnings per Class A Common Share increased 16% for the quarter to $1.24. Return on average assets (“ROA”) and return on average equity (“ROE”) were both strong during the quarter at 2.47% and 35.11%, respectively. Steve Trager, Republic’s President & CEO, noted, “Republic completed another record first quarter despite continued turbulent conditions in the national economy. The first quarter was highlighted by an improving net interest margin, exponential growth in mortgage banking and a very successful tax season.”

The following chart briefly highlights Republic’s first quarter 2009 financial performance compared to the first quarter of 2008.

	Three Months Ended	Three Months Ended	Percent
(dollars in thousands, except per share data)	3/31/09	3/31/08	Change

Total Company
Pre Tax Net Income	$42,011	$34,393	22%
Net Income	25,759	22,123	16%
Diluted Earnings per Class A Share	1.24	1.07	16%

Republic Bancorp, Inc. (“Republic” or the “Company”) (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company for Republic Bank & Trust Company and Republic Bank.

Tax Refund Solutions

Net income at TRS increased from $16.5 million during the first quarter of 2008 to $20.9 million for the first quarter of 2009. The rise in net income resulted primarily from a healthy increase in volume as the Company processed $7.6 billion in electronic refunds for 2.1 million customers during the first quarter of 2009, a 47% increase over the amount processed during the first quarter of 2008.

Electronic Refund Check (“ERC”) volume grew substantially during the quarter resulting in a 64% increase in net ERC fee income to $22.9 million for the first quarter of 2009. Refund Anticipation Loan (“RAL”) volume, which represented 32% of all refunds processed during the first quarter, grew nicely as well, contributing to a 42% increase in net RAL fees for the first three months of 2009.

Overall, the average RAL originated by the Company was $3,500 with an average fee of $102 during the first quarter of the year.

The increase in fee income from the higher product origination volume during the first quarter of 2009 was partially offset by higher anticipated losses for RALs, as profitability at TRS is significantly influenced by the loss rate incurred on RALs. As of March 31, 2009, $34.9 million of total RALs originated were outstanding past their expected funding date from the IRS compared to $19.2 million at March 31, 2008, representing 1.43% and 1.11% of total gross RALs originated. The higher year-over-year “unfunded” RAL rate was primarily related to an increase in the amount of refunds held by the IRS for reasons such as audits and liens from prior debts.

The Company expects the actual loss rate realized will be less than the current uncollected amount, as the Company will continue to receive payments from the IRS throughout the year and make other collection efforts to obtain repayment on the loans. As a result of the higher current overall RAL uncollected rate, the TRS segment’s provision for loan losses increased from $7.5 million during the first quarter of 2008 to $22.0 million during the first quarter of 2009. The Company’s gross loss reserves for RALs equaled 1.10% and 0.87% of total RALs originated during the first quarter of each year. Based on the Company’s 2009 RAL volume, each 0.10% increase in the loss rate for RALs represents approximately $2.5 million in additional provision for loan loss expense.

“We are extremely pleased with the overall performance of our tax business. As with all of our non traditional banking products, none of their successes would be possible without the sound performance of our Bank,” further noted Trager.

Mortgage Banking and Traditional Banking

The Company’s Mortgage Banking segment had exceptionally strong performance during the first quarter of 2009, with mortgage banking income increasing $2.6 million, or 161%. Consistent with the overall decline in long-term rates during December of 2008 and into the first quarter of 2009, the Company experienced a $114 million increase in the origination of 15- and 30-year fixed rate loans that were sold into the secondary market. In addition, the Company’s pipeline of 15-, 20- and 30-year fixed rate secondary market loans in process increased to $268 million at March 31, 2009.

Mortgage banking income also benefited during the first quarter of 2009 by $1.1 million for an increase in the fair value of its Mortgage Servicing Rights (“MSRs”). The increase in the fair value of its MSRs was primarily due to a decline in the expected prepayment speed of the Company’s sold loan portfolio which it services. As a result, the Company reduced a previously established valuation allowance for its MSRs to $122,000 at quarter end.

Net interest income within the traditional Banking segment increased $2.8 million, or 11%, for the quarter to $28.0 million. Net interest income within the traditional Banking segment continued to benefit from a lowering cost of funds and disciplined pricing within the Company’s loan portfolio. Overall, the Banking segment’s net interest margin increased to 3.85% for the first quarter of 2009. “We are pleased with our net interest margin results for our traditional Banking segment during the first quarter of 2009. With slowing commercial and adjustable rate retail loan demand in our markets, however, it is unlikely that we will be able to continue to grow our net interest margin as we have in the past. Instead, while consumer demand for long-term fixed rate loans remains strong, the Company will continue to focus its efforts on generating secondary market loan volume, retaining the servicing on these loans while attracting a valuable long-term core deposit,” further commented Steve Trager.

Within the Company’s traditional Banking segment, non interest income declined $3.3 million to $2.8 million. During the first quarter of 2009, the Company recorded an Other-Than-Temporary Impairment charge of $3.1 million related to its private label securities portfolio.

Total non interest expense within the traditional Banking segment increased $3.4 million, or 16%, during the first quarter of 2009 compared to the first quarter of 2008. The increase in non interest expense was modest despite a significant growth in banking centers from the prior year, as well as a $619,000 increase in FDIC insurance assessments. The Company recorded $1.7 million in write-downs during the first quarter of 2009 for its Other Real Estate Owned (“OREO”) properties. Also included in the Banking segment’s non interest expense number for the quarter was a pre-tax charge in occupancy and equipment of $138,000 associated with remaining scheduled lease payments and acceleration of depreciation for leasehold improvements for one of the Company’s northern Kentucky banking centers that it elected to close during the quarter.

Despite traditional Banking credit quality numbers that remain significantly better than peer, Republic continued to experience an increase in its non-performing loan portfolio during the quarter. Compared to December 31, 2008, Republic’s non performing loans to total loans ratio increased from 0.58% to 1.06% at March 31, 2009. The increase in non performing loans was spread across several loan categories, with the largest increases in the real estate construction and commercial real estate categories. As a result of the increase in non performing loans, the Company recorded a loan loss provision of $3.7 million in the Banking segment during the first quarter, increasing its allowance to total loan ratio for traditional Banking loans to 0.77% as of March 31, 2009. “As always, credit quality remains our number one focus at Republic. We continue to deploy significant resources, including those at the most senior levels within the Company, in order to maintain our credit quality standards,” noted Trager.

CONCLUSION

“As we conclude another successful quarter, we look ahead to the remainder of 2009 with much optimism. While the economy continues to weaken and more Americans struggle to meet their monthly payment obligations, Republic remains committed to serving credit-worthy clients, including small businesses and homeowners. While others in the industry are incurring significant losses for activities that we largely avoided, the Company’s capital position has grown stronger and our credit quality remains better than peer, as we continue to be a sanctuary for our clients’ hard earned dollars in these uncertain economic times. As we do each year, we look forward to meeting our challenges head-on, seeking to capitalize on opportunities that create long-term shareholder value. As we are proud to remind our clients, our associates and our shareholders, ‘we were here for you yesterday, we are here for you today, and we will be here for you tomorrow,™’”concluded Steve Trager.

Republic Bancorp, Inc. (Republic) has 45 banking centers and is the parent company of: Republic Bank & Trust Company with 36 banking centers in 14 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Fort Wright, Frankfort, Georgetown, Independence Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana: Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey, New Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.3 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and

Republic’s Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2008 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

Republic Bancorp, Inc. Financial Information

First Quarter 2009 Earnings Release

(all amounts other than per share amounts and number of employees and number of banking centers are expressed in thousands unless otherwise noted)

Balance Sheet Data

	Mar. 31, 2009	Dec. 31, 2008	Mar. 31, 2008
Assets:
Cash and cash equivalents	$442,039	$616,303	$102,726
Investment securities	452,782	904,674	552,320
Mortgage loans held for sale	11,499	11,298	10,866
Loans	2,314,689	2,303,857	2,360,610
Allowance for loan losses	(17,878)	(14,832)	(15,025)
Federal Home Loan Bank stock, at cost	26,248	25,082	24,433
Premises and equipment, net	40,700	42,885	39,373
Goodwill	10,168	10,168	10,168
Other assets and accrued interest receivable	57,398	39,933	38,560
Total assets	$3,337,645	$3,939,368	$3,124,031

Liabilities and Stockholders’ Equity:
Deposits:
Non interest-bearing	$380,039	$273,203	$324,279
Interest-bearing	1,588,756	2,470,166	1,481,157
Total deposits	1,968,795	2,743,369	1,805,436

Securities sold under agreements to repurchase and other short-term borrowings	325,214	339,012	329,472
Federal Home Loan Bank advances	635,191	515,234	623,580
Subordinated note	41,240	41,240	41,240
Other liabilities and accrued interest payable	63,622	24,591	61,398
Total liabilities	3,034,062	3,663,446	2,861,126

Stockholders’ equity	303,583	275,922	262,905
Total liabilities and Stockholders’ equity	$3,337,645	$3,939,368	$3,124,031

Average Balance Sheet Data

	Three Months Ended March 31,
	2009	2008
Assets:
Investment securities	$572,694	$624,470
Federal funds sold and other	795,834	119,573
Loans and fees	2,612,313	2,463,090
Total earning assets	3,980,841	3,207,133
Total assets	4,174,783	3,393,186

Liabilities and Stockholders’ Equity:
Non interest-bearing deposits	$531,496	$435,867
Interest-bearing deposits	2,355,747	1,680,480
Securities sold under agreements to repurchase and other short-term borrowings	327,006	405,214
Federal Home Loan Bank advances	547,540	519,637
Subordinated note	41,240	41,240
Total interest-bearing liabilities	3,271,533	2,646,571
Stockholders’ equity	293,456	254,736

Republic Bancorp, Inc. Financial Information

First Quarter 2009 Earnings Release (continued)

Income Statement Data

	Three Months Ended March 31,
	2009	2008

Total interest income (1)	$97,357	$67,760
Total interest expense	16,541	23,132

Net interest income	80,816	44,628

Provision for loan losses	25,665	10,499

Non interest income:
Service charges on deposit accounts	4,422	4,545
Electronic refund check fees	22,905	13,960
Net RAL securitization income	412	12,587
Mortgage banking income	4,174	1,602
Debit card interchange fee income	1,159	1,149
Net loss on sales, calls and impairment of securities	(3,125)	(219)
Other	555	320
Total non interest income	30,502	33,944

Non interest expenses:
Salaries and employee benefits	14,516	14,500
Occupancy and equipment, net	5,909	4,672
Communication and transportation	1,923	1,338
Marketing and development	10,977	6,759
FDIC insurance assessment	1,050	59
Bank franchise tax expense	635	723
Data processing	770	717
Debit card interchange expense	674	576
Supplies	878	556
Other	6,310	3,780
Total non interest expenses	43,642	33,680

Income before income tax expense	42,011	34,393
Income tax expense	16,252	12,270

Net income	$25,759	$22,123

Republic Bancorp, Inc. Financial Information

First Quarter 2009 Earnings Release (continued)

	Three Months Ended March 31,
	2009	2008
Per Share Data:
Basic average shares outstanding	20,662	20,339
Diluted average shares outstanding	20,832	20,615

End of period shares outstanding:
Class A Common Stock	18,412	18,057
Class B Common Stock	2,310	2,344

Book value per share	$14.65	$12.89

Earnings per share:
Basic earnings per Class A Common Stock	1.25	1.09
Basic earnings per Class B Common Stock	1.24	1.08
Diluted earnings per Class A Common Stock	1.24	1.07
Diluted earnings per Class B Common Stock	1.23	1.06

Cash dividends declared per share:
Class A Common Stock	0.121	0.110
Class B Common Stock	0.110	0.100

Performance Ratios:
Return on average assets	2.47%	2.61%
Return on average equity	35.11	34.74
Efficiency ratio (2)	38	43

Yield on average earning assets	9.78	8.45
Cost of interest-bearing liabilities	2.02	3.50
Net interest spread	7.76	4.95
Net interest margin	8.12	5.57

Asset Quality Ratios:
Loans on non-accrual status	24,133	16,791
Loans past due 90 days or more and still on accrual	352	1,340
Total non-performing loans	24,485	18,131
Other real estate owned	6,386	950
Total non-performing assets	30,871	19,081
Non-performing loans to total loans	1.06%	0.77%
Non-performing assets to total loans (including OREO)	1.33	0.81
Allowance for loan losses to total loans	0.77	0.64
Allowance for loan losses to non-performing loans	73	83
Net loan charge-offs to average loans - Total Company	3.46	1.32
Net loan charge-offs to average loans - Banking Segment	0.13	0.14
Delinquent loans to total loans (3)	1.53	0.70

Other Information:
End of period full-time equivalent employees	742	717
Number of banking centers at period end	45	39

Republic Bancorp, Inc. Financial Information

First Quarter 2009 Earnings Release (continued)

Balance Sheet Data

	Quarterly Comparison
	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008
Assets:
Cash and cash equivalents	$442,039	$616,303	$72,735	$88,565	$102,726
Investment securities	452,782	904,674	546,328	510,661	552,320
Mortgage loans held for sale	11,499	11,298	6,758	11,621	10,866
Loans	2,314,689	2,303,857	2,318,373	2,348,509	2,360,610
Allowance for loan losses	(17,878)	(14,832)	(14,247)	(17,995)	(15,025)
Federal Home Loan Bank stock, at cost	26,248	25,082	25,082	24,754	24,433
Premises and Equipment, net	40,700	42,885	42,225	39,859	39,373
Goodwill	10,168	10,168	10,168	10,168	10,168
Other assets and interest receivable	57,398	39,933	37,632	37,067	38,560
Total assets	$3,337,645	$3,939,368	$3,045,054	$3,053,209	$3,124,031

Liabilities and Stockholders’ Equity:
Deposits:
Non interest-bearing	$380,039	$273,203	$279,260	$293,210	$324,279
Interest-bearing	1,588,756	2,470,166	1,521,607	1,335,743	1,481,157
Total deposits	1,968,795	2,743,369	1,800,867	1,628,953	1,805,436

Securities sold under agreements to repurchase and other short-term borrowings	325,214	339,012	322,608	330,730	329,472
Federal Home Loan Bank advances	635,191	515,234	577,294	749,837	623,580
Subordinated note	41,240	41,240	41,240	41,240	41,240
Other liabilities and accrued interest payable	63,622	24,591	25,808	31,461	61,398
Total liabilities	3,034,062	3,663,446	2,767,817	2,782,221	2,861,126

Stockholders’ equity	303,583	275,922	277,237	270,988	262,905
Total liabilities and Stockholders’ equity	$3,337,645	$3,939,368	$3,045,054	$3,053,209	$3,124,031

Average Balance Sheet Data

	Quarterly Comparison
	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008
Assets:
Investment securities	$572,694	$792,641	$538,270	$562,322	$624,470
Federal funds sold and other	795,834	232,591	7,723	7,661	119,573
Loans and fees	2,612,313	2,315,382	2,340,007	2,361,208	2,463,090
Total earning assets	3,980,841	3,340,614	2,886,000	2,931,191	3,207,133
Total assets	4,174,783	3,470,788	3,010,211	3,055,623	3,393,186

Liabilities and Stockholders’ Equity:
Non interest-bearing deposits	$531,496	$269,903	$279,061	$301,421	$435,867
Interest-bearing deposits	2,355,747	1,940,405	1,413,704	1,360,818	1,680,480
Securities sold under agreements to repurchase and other short-term borrowings	327,006	381,695	352,498	363,485	405,214
Federal Home Loan Bank advances	547,540	536,161	622,011	675,918	519,637
Subordinated note	41,240	41,240	41,240	41,240	41,240
Total interest-bearing liabilities	3,271,533	2,899,501	2,429,453	2,441,461	2,646,571
Stockholders’ equity	293,456	276,663	272,500	266,148	254,736

Republic Bancorp, Inc. Financial Information

First Quarter 2009 Earnings Release (continued)

Income Statement Data

	Quarterly Comparison
	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008

Total interest income (4)	$97,357	$44,782	$43,927	$45,673	$67,760
Total interest expense	16,541	16,805	16,081	16,400	23,132
Net interest income	80,816	27,977	27,846	29,273	44,628

Provision for loan losses	25,665	1,753	324	3,629	10,499

Non interest income:
Service charges on deposit accounts	4,422	4,809	5,117	4,933	4,545
Electronic refund check fees	22,905	88	738	2,970	13,960
Net RAL securitization income	412	317	157	286	12,587
Mortgage banking income	4,174	(270)	1,071	1,133	1,602
Debit card interchange fee income	1,159	1,187	1,194	1,246	1,149
Net loss on sales, calls and impairment of securities	(3,125)	(5,484)	(5,273)	(3,388)	(219)
Other	555	313	410	356	320
Total non interest income	30,502	960	3,414	7,536	33,944

Non interest expenses:
Salaries and employee benefits	14,516	12,392	12,611	12,615	14,500
Occupancy and equipment, net	5,909	5,456	4,878	4,754	4,672
Communication and transportation	1,923	1,426	1,024	884	1,338
Marketing and development	10,977	866	853	730	6,759
FDIC insurance assessment	1,050	880	150	63	59
Bank franchise tax expense	635	573	599	703	723
Data processing	770	739	646	669	717
Debit card interchange expense	674	590	624	612	576
Supplies	878	392	328	373	556
Other	6,310	2,882	2,270	2,224	3,780
Total non interest expenses	43,642	26,196	23,983	23,627	33,680

Income before income tax expense	42,011	988	6,953	9,553	34,393
Income tax expense	16,252	384	2,451	3,130	12,270

Net income	$25,759	$604	$4,502	$6,423	$22,123

Republic Bancorp, Inc. Financial Information

First Quarter 2009 Earnings Release (continued)

	Quarterly Comparison
	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008
Per Share Data:
Basic average shares outstanding	20,662	20,615	20,591	20,525	20,339
Diluted average shares outstanding	20,832	20,886	20,978	20,839	20,615

End of period shares outstanding:
Class A Common Stock	18,412	18,318	18,283	18,221	18,057
Class B Common Stock	2,310	2,310	2,322	2,339	2,344

Book value per share	$14.65	$13.38	$13.45	$13.18	$12.89

Earnings per share:
Basic earnings per Class A Common Stock	1.25	0.03	0.22	0.31	1.09
Basic earnings per Class B Common Stock	1.24	0.02	0.21	0.30	1.08
Diluted earnings per Class A Common Stock	1.24	0.03	0.22	0.31	1.07
Diluted earnings per Class B Common Stock	1.23	0.02	0.20	0.30	1.06

Cash dividends declared per share:
Class A Common Stock	0.121	0.121	0.121	0.121	0.110
Class B Common Stock	0.110	0.110	0.110	0.110	0.100

Performance Ratios:
Return on average assets	2.47%	0.07%	0.60%	0.84%	2.61%
Return on average equity	35.11	0.87	6.61	9.65	34.74
Efficiency ratio (2)	38	76	66	59	43

Yield on average earning assets	9.78	5.36	6.09	6.23	8.45
Cost of interest-bearing liabilities	2.02	2.32	2.65	2.69	3.50
Net interest spread	7.76	3.04	3.44	3.54	4.95
Net interest margin	8.12	3.35	3.86	3.99	5.57

Asset Quality Data:
Loans on non-accrual status	24,133	11,324	14,763	17,688	16,791
Loans past due 90 days or more and still on accrual	352	2,133	1,217	1,476	1,340
Total non-performing loans	24,485	13,457	15,980	19,164	18,131
Other real estate owned	6,386	5,737	2,017	2,160	950
Total non-performing assets	30,871	19,194	17,997	21,324	19,081
Non-performing loans to total loans	1.06%	0.58%	0.69%	0.82%	0.77%
Non-performing assets to total loans (including OREO)	1.33	0.83	0.78	0.91	0.81
Allowance for loan losses to total loans	0.77	0.64	0.61	0.77	0.64
Allowance for loan losses to non-performing loans	73	110	89	94	83
Net loan charge-offs to average loans - Total Company	3.46	0.20	0.70	0.11	1.32
Net loan charge-offs to average loans - Banking Segment	0.13	0.25	0.51	0.12	0.14
Delinquent loans to total loans (3)	1.53	1.07	1.05	1.01	0.70

Other Information:
End of period full-time equivalent employees	742	724	720	710	717
Number of banking centers at period end	45	45	45	42	39

Republic Bancorp, Inc. Financial Information

First Quarter 2009 Earnings Release (continued)

Segment Data:

The reportable segments are determined by the type of products and services offered, distinguished between banking operations, mortgage banking operations and Tax Refund Solutions (“TRS”). Loans, investments and deposits provide the majority of revenue from banking operations; servicing fees and loan sales provide the majority of revenue from mortgage banking operations; Refund Anticipation Loan (“RAL”) fees, Electronic Refund Check (“ERC”)/ Electronic Refund Deposit (“ERD”) fees and Net RAL securitization income provide the majority of the revenue from TRS. All Company segments are domestic. Segment information for the three months ended March 31, 2009 and 2008 follows:

	Three Months Ended March 31, 2009
(dollars in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Total Company

Net interest income	$27,958	$52,574	$284	$80,816
Provision for loan losses	3,657	22,008	—	25,665

Electronic Refund Check fees	—	22,905	—	22,905
Net RAL securitization income	—	412	—	412
Mortgage banking income	—	—	4,174	4,174
Other revenue	2,834	15	162	3,011
Total non interest income	2,834	23,332	4,336	30,502

Total non interest expenses	24,307	18,901	434	43,642

Gross operating profit	2,828	34,997	4,186	42,011
Income tax expense	697	14,112	1,443	16,252
Net income	$2,131	$20,885	$2,743	$25,759

Segment assets	$3,187,188	$137,555	$12,902	$3,337,645

Net interest margin	3.85%	NM	NM	8.12%

	Three Months Ended March 31, 2008
(dollars in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Total Company

Net interest income	$25,130	$19,396	$102	$44,628
Provision for loan losses	3,046	7,453	—	10,499

Electronic Refund Check fees	—	13,960	—	13,960
Net RAL securitization income	—	12,587	—	12,587
Mortgage banking income	—	—	1,602	1,602
Other revenue	6,121	9	(335)	5,795
Total non interest income	6,121	26,556	1,267	33,944

Total non interest expenses	20,877	12,564	239	33,680

Gross operating profit	7,328	25,935	1,130	34,393
Income tax expense	2,499	9,385	386	12,270
Net income	$4,829	$16,550	$744	$22,123

Segment assets	$2,852,709	$260,379	$10,943	$3,124,031

Net interest margin	3.84%	NM	NM	5.57%

Republic Bancorp, Inc. Financial Information

First Quarter 2009 Earnings Release (continued)

(1) — The amount of loan fee income included in total interest income was $57.8 million and $19.4 million for the quarters ended March 31, 2009 and 2008.

(2) — Equals total non-interest expense divided by the sum of net interest income and non interest income. The ratio excludes net loss on sales, calls and impairment of investment securities.

(3) — Equals total loans over 30 days past due divided by total loans.

(4) — The amount of loan fee income included in total interest income per quarter was as follows: $57.8 million (quarter ended March 31, 2009), $1.4 million (quarter ended December 31, 2008), $1.3 million (quarter ended September 30, 2008), $2.2 million (quarter ended June 30, 2008) and $19.4 million (quarter ended March 31, 2008).